Exhibit 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 826-5051	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com
I-Flow Reports Profitable 2009 Second Quarter
Profitability Achieved on Total Revenue Increase of 5% from Last Year’s Second Quarter
Total Revenue for the First Half of 2009 Increased 7% to $68.0 Million versus $63.7 Million
Management Continues to Anticipate a Profitable 2009, Excluding Special Charges,
and Positive Cash Flow for the Year on Increased Revenue
     LAKE FOREST, CALIFORNIA, August 10, 2009 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today net income for the second quarter ended June 30, 2009 of $888,000, or $0.04 per basic and diluted share. This compares to a net loss of $11.4 million, or $0.46 per basic and diluted share, for the second quarter of 2008. Operating income for the second quarter of 2009 was $1.1 million compared to an operating loss of $12.7 million for the same period in the prior year. The operating loss for the second quarter of 2008 included $12.2 million of certain litigation and insurance charges, which were comprised of a $3.5 million expense to purchase retroactive insurance policies to significantly increase the Company’s product liability insurance coverage and $8.7 million in loss contingency that the Company accrued in connection with ongoing litigation.
     Total revenue for the first six months of 2009 increased 7% to $68.0 million compared to $63.7 million for the first six months of 2008. Regional Anesthesia (RA) sales of the Company’s flagship ON-Q® product lines increased 5% for this year’s first half to $50.9 million compared to $48.7 million for first half of 2008.
     For the second quarter of 2009, total revenue increased 5% to $37.1 million compared to $35.3 million for the second quarter of 2008. RA sales for this year’s second quarter were $26.2 million compared to $26.1 million for last year’s second quarter. RA sales grew sequentially by 6% in the second quarter of 2009 compared to the first quarter of 2009.
     I-Flow generated positive cash flow for the second quarter and first six months of 2009. Cash, cash equivalents and short-term investments increased by $9.1 million during this year’s first half, including a $5.3 million cash note payment received from InfuSystem Holdings, Inc. At June 30, 2009, I-Flow had more than $57 million in cash, cash equivalents and short-term investments, stockholders’ equity of $118.1 million, and was essentially debt-free.
     “By focusing on our key brand’s unique proposition — that the use of ON-Q to relieve post-surgical pain results in a significant reduction in narcotics intake and significantly better pain relief than narcotics alone — and executing effectively, we maintained a steady sales pace in our RA business despite the continued negative, but leveling, impact of the recession on hospital admissions and volume of surgical procedures. To date, our efforts have been supported by the consistently positive results of more than 90 published or presented clinical studies and the successful outcomes delivered by our ON-Q products following millions of surgical procedures,” said Donald M. Earhart, Chairman and Chief Executive Officer.
     “The recession has intensified hospitals’ cost-cutting efforts so we are seeing to it that our customers, particularly at the administrative and C-suite levels, understand how our ON-Q products can help. Many clinical studies have demonstrated that the use of ON-Q is associated with higher patient satisfaction and shorter hospital stays and may lower the cost per discharge. These studies also reveal a variety of benefits that are especially valuable under the current rule for Centers for Medicare and Medicaid (CMS) reimbursement
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I-Flow Reports Profitable 2009 Second Quarter
August 10, 2009
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related to hospital-acquired conditions (HAC) or ‘never events.’ These consistent clinical study findings and day-to-day evidence-based medicine results help us build a compelling case that the use of ON-Q improves clinical and economic outcomes, thus increasing its value because it reduces costs and increases hospital efficiency. We believe that these are key attributes that will help ON-Q flourish in the rapidly changing healthcare environment,” Earhart said.
     AcryMed, a developer of innovative infection control and wound healing products acquired by I-Flow on February 15, 2008, contributed revenue of approximately $0.8 million for the second quarter of 2009 compared to $1.8 million for the second quarter of 2008. The prior year quarter included $0.8 million of sales for temporary pilot production prior to the planned transfer of manufacturing responsibility to a customer.
     “As planned, we are investing heavily in the research and development of AcryMed’s core technologies in 2009 as we explore new revenue opportunities from licensing products and technologies and direct distribution of new products to current and potential new customers. AcryMed enhances our long-term growth opportunity and shareholder value by expanding the portfolio of products for I-Flow to sell through our established distribution channels, and increasing the number of relevant call points for our sales people among physicians, surgeons, hospital administrators and case managers within a hospital. By complementing our ON-Q line, AcryMed’s products for the acute care market contribute to I-Flow’s planned transformation into an integrated Acute Care products company that develops and markets proprietary disposable medical devices and products that improve patient outcomes,” Earhart said.
     “AcryMed’s new products pipeline includes a patented oxygen dressing, which is now being manufactured and distributed in small quantities to a number of wound centers that have agreed to participate in a trial to document its effectiveness on patients with a variety of chronic wounds. The results of this evaluation have been promising to date. Once we understand the results of this evaluation, we expect to begin a broader marketing and selling effort. Other new products to be marketed soon include a new high strength silver gel for the cleaning and healing of chronic wounds, a new family of silver coated thin film dressings and a new family of island dressings impregnated with silver. AcryMed is also planning many more products, but these are still too early in the development stage to speak about publicly at this time,” continued Earhart.
     “Further, we continue to enroll patients in our cardiovascular multi-center surveillance study to compare the incidence of hospital-acquired pneumonia, surgical site infections, narcotic use and length of stay in cardiac surgery patients when ON-Q is used to treat the pain following surgery versus traditional narcotics alone. To date, there are 334 subjects enrolled at 12 active centers and the study is still enrolling subjects. We expect to present data in 2010,” Earhart said.
     The Company also announced several new developments of a legal nature.
     The Company announced recently that the United States Patent and Trademark Office has once again affirmed the validity of I-Flow’s U.S. Patent No. 5,284,481 (the “481 patent”). This patent covers intellectual property for the infusion apparatus used in the Company’s flagship ON-Q Pain Relief System® and is also used as the basis for other I-Flow brands and product lines. On July 14, 2009, the Patent Office completed the reexamination proceeding of the 481 patent and issued a Reexamination certificate. The U.S. District Court in San Diego also denied Apex Medical Technologies, its president, Mark McGlothlin and Zone Medical, LLC’s recent attempt to limit the patent damages in the case. The trial is scheduled to begin in late September. “We are pleased that I-Flow will now have its day in court and remain confident that the jury will recognize the innovation in our ON-Q pump and stop Apex from violating our patent and misappropriating our trade secrets. We will continue to forcefully defend all of our patents,” Earhart commented.
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I-Flow Reports Profitable 2009 Second Quarter
August 10, 2009
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     The Company was also extremely pleased about favorable developments in its product liability lawsuits. I-Flow is involved in lawsuits alleging that pain pumps caused a shoulder condition called chondrolysis. On June 26, 2009, a U.S. District Court Judge in Florida granted a motion for summary judgment and dismissed the first chondrolysis case against any pump manufacturer to be decided on the merits, in a case filed against Breg Incorporated, a former competitor of the Company, by plaintiff Kilpatrick.
       The Judge dismissed the case on the grounds that plaintiff had not sufficiently demonstrated that the pump could or did cause the type of injury the plaintiff suffered, applying the U.S. Supreme Court’s Daubert decision (Daubert).  Under Daubert, federal district court judges act as “gatekeepers,” admitting expert testimony only if it is both reliable and relevant so as to prevent speculative and unreliable testimony, sometimes called “junk science,” from reaching the jury.  The Daubert precedent applies in all federal courts and in the approximately 30 state courts that have adopted Daubert or similar principles as law.  A majority of the Company’s outstanding filed lawsuits are in jurisdictions that either follow Daubert or have adopted some form of Daubert principles. Although other judges are not legally bound to follow the Kilpatrick case decision in similar lawsuits involving the Company, and the Company cannot reasonably predict the outcome of any of these cases, the Company believes that the decision is highly beneficial to the Company’s position.
     The Company experienced a sharp increase in the number of filed lawsuits in July 2009. The Company believes that plaintiff attorneys are rapidly filing claims because of their evaluation that the statute of limitations is expiring in many jurisdictions. Many of these filed lawsuits name two or more pain pump manufacturers in addition to the Company as defendants in the same lawsuit, presumably because plaintiffs’ attorneys have not yet determined the manufacturer of the pump used in the surgical procedure. In only a small minority of the approximately 212 filed lawsuits currently outstanding against the Company has product identification been confirmed. The Company believes that a significant majority of the outstanding filed lawsuits will ultimately be dismissed either because ON-Q was not involved or because of plaintiffs’ failure to prove causation.
2009 Guidance
     Earhart concluded, “We continue to expect I-Flow to be profitable in 2009, excluding any special charges, and cash flow positive. We expect growth in total revenue of approximately five to ten percent.”
Second Quarter Results
     For the three months ended June 30, 2009, revenue increased 5% to $37.1 million from $35.3 million for the second quarter of 2008.
     Sales in the Company’s Regional Anesthesia business, which includes the ON-Q PainBuster® Post-Operative Pain Relief System, the ON-Q C-bloc® Continuous Nerve Block System, the ON-Q SoakerTM Catheter, the ON-Q SilverSoakerTM Catheter, and ON-Q third party billings, increased 1% to $26.2 million for the second quarter of 2009 compared to $26.1 million for the second quarter of 2008. U.S. ON-Q C-bloc sales increased 26% for the second quarter of 2009 to $7.6 million from $6.1 million for the second quarter of 2008.
     AcryMed revenues were $0.8 million for this year’s second quarter compared to $1.8 million for the second quarter of 2008.
     IV Infusion Therapy revenue for the second quarter of 2009 increased 35% to $10.0 million compared to $7.4 million for the second quarter of 2008. “IV Infusion Therapy sales in this year’s second quarter benefited from the withdrawal from the market of a competitor as well as the favorable timing of shipments,” Earhart said.
     SG&A expenses of $22.1 million for the second quarter of 2009 were 11% below prior year, reflecting effective control over operating costs. Product development expenses for the second quarter of 2009 increased to $2.7 million compared to $1.2 million for the second quarter of 2008, reflecting the investment in AcryMed’s core technologies in 2009 and internal growth.
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I-Flow Reports Profitable 2009 Second Quarter
August 10, 2009
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     Income before income taxes for the second quarter of 2009 was $1.8 million, compared to a loss before income taxes of $11.5 million for the second quarter of 2008. The $11.5 million loss for the second quarter of 2008 included $12.2 million of certain litigation and insurance charges, which consisted of a $3.5 million expense to purchase retroactive insurance policies to significantly increase the Company’s product liability insurance coverage and $8.7 million in loss contingency that the Company accrued in connection with ongoing litigation. No additional reserves were accrued in the second quarter of 2009 in connection with the ongoing litigation. While the portion of the reserve for estimated legal fees was significantly increased in light of the increase in the number of cases, the estimated liability for the cases themselves was reduced to zero as the Company does not believe that liability amounts are either probable or estimable at this time.
     Net income for the second quarter of 2009 was $888,000, or $0.04 per basic and diluted share. This compares to a net loss for the second quarter of 2008 of $11.4 million, or $0.46 per basic and diluted share.
     At June 30, 2009, I-Flow reported net working capital of approximately $79.6 million, including cash, cash equivalents and short-term investments of $57.5 million and stockholders’ equity of $118.1 million. The Company is essentially debt-free.
First Half Results
     For the six months ended June 30, 2009, revenue increased 7% to $68.0 million compared to $63.7 million for the first six months of 2008.
     The loss before income taxes for the first six months of 2009 was $0.9 million, which included $1.5 million of certain litigation and insurance charges and $1.9 million in legal costs to defend the Company’s intellectual property rights. The loss before income taxes for the first six months of 2008 was $12.8 million, which included certain litigation and insurance charges of $12.2 million and approximately $252,000 in legal costs to defend the Company’s intellectual property rights.
     The net loss for the first six months of 2009 was $2.5 million, or $0.10 per basic and diluted share. This compares to a net loss for the first six months of 2008 of $12.0 million, or $0.48 per basic and diluted share.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast may be accessed from the Event Calendar link on the Investors page at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21433911, after 1:00 p.m. EDT.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three and six months ended June 30, 2009 and 2008 will be included in I-Flow’s Report on Form 10-Q expected to be filed with the SEC on or before August 10, 2009.
About I-Flow
     I-Flow Corporation (www.IFLO.com) is improving clinical and economic outcomes by designing, developing and marketing technically advanced, low cost delivery systems and innovative surgical products for post-surgical pain relief and surgical site care.
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I-Flow Reports Profitable 2009 Second Quarter
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“Safe Harbor” Statement
     Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: physician acceptance of infusion-based therapeutic regimens; potential inadequacy of insurance to cover existing and future product liability claims; implementation of the Company’s direct sales strategy; successful integration of the Company’s acquisition of AcryMed Incorporated and further development and commercialization of AcryMed’s technologies; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues, including those related to the recent FDA warning letter; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves (including those related to the chondrolysis litigation); future impairment write-downs; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
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I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net revenues	$37,074	$35,316	$68,009	$63,731
Cost of revenues	11,225	9,699	18,716	16,886

Gross profit	25,849	25,617	49,293	46,845

Operating expenses:
Selling, general & administrative	22,110	24,938	45,417	48,244
Product development	2,664	1,237	4,827	2,158
Certain litigation and insurance charges	—	12,168	1,500	12,168

Total operating expenses	24,774	38,343	51,744	62,570

Operating income (loss)	1,075	(12,726)	(2,451)	(15,725)

Interest and other income	696	1,188	1,529	2,895

Income (loss) before income taxes	1,771	(11,538)	(922)	(12,830)

Income tax provision (benefit)	883	(113)	1,538	(868)

Net income (loss)	$888	$(11,425)	$(2,460)	$(11,962)

Net income (loss) per share of common stock:
Basic	$0.04	$(0.46)	$(0.10)	$(0.48)

Diluted	$0.04	$(0.46)	$(0.10)	$(0.48)

Weighted average shares
Basic	24,446	24,976	24,496	24,999

Diluted	24,849	24,976	24,496	24,999

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	Jun. 30,	Dec. 31,
	2009	2008
ASSETS
Cash, Equivalents & Short-term Investments	$57,510	$48,363
Accounts Receivable, Net	22,150	21,930
Inventories, Net	18,890	15,819
Other Current Assets	8,973	7,587
Property, Plant & Equipment, Net	4,121	4,127
Goodwill	12,233	12,233
Other Assets	28,041	38,628

Total	$151,918	$148,687

LIABILITIES AND EQUITY
Current Liabilities	$27,913	$23,627

Long-term Liabilities	5,933	6,015

Shareholders’ Equity	118,072	119,045

	$151,918	$148,687